   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 31, 1997


                                                      REGISTRATION NO. 333-39845

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       PLANET POLYMER TECHNOLOGIES, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                    CALIFORNIA                                         33-0502606
           (STATE OR OTHER JURISDICTION                             (I.R.S. EMPLOYER
         OF INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NUMBER)

                        9985 BUSINESSPARK AVE., SUITE A
                          SAN DIEGO, CALIFORNIA 92131
                                 (619) 549-5130
       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OR REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              ROBERT J. PETCAVICH
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       PLANET POLYMER TECHNOLOGIES, INC.
                        9985 BUSINESSPARK AVE., SUITE A
                          SAN DIEGO, CALIFORNIA 92131
                                 (619) 549-5130
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   Copies to:
                             LANCE W. BRIDGES, ESQ.
                               COOLEY GODWARD LLP
                        4365 EXECUTIVE DRIVE, SUITE 1100
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 550-6000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


===========================================================================================================
        TITLE OF EACH CLASS OF                          PROPOSED MAXIMUM  PROPOSED MAXIMUM
           SECURITIES TO BE              AMOUNT TO BE  OFFERING PRICE PER     AGGREGATE       AMOUNT OF
              REGISTERED                REGISTERED(1)       SHARE(2)     OFFERING PRICE(2) REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
Common Stock, no par value.............      8,130          $1.4375           $11,687           $3.45
===========================================================================================================



(1) The Registrant previously paid a registration fee of $624.00 on November 7, 1997 to register 890,080 shares of Common Stock.



(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 based upon the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq SmallCap Market on December 29, 1997.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                                   PROSPECTUS


                                 898,210 SHARES


                       PLANET POLYMER TECHNOLOGIES, INC.

                                  COMMON STOCK
                            ------------------------


     This Prospectus relates to the offering of up to an aggregate of 898,210 shares (the "Shares") of Common Stock, no par value (the "Common Stock"), of Planet Polymer Technologies, Inc., a California corporation ("Planet" or the "Company"), which may be offered from time to time by certain shareholders of the Company (the "Selling Shareholders"). The Shares may be offered from time to time by each Selling Shareholder in transactions on the Nasdaq SmallCap Market, in privately negotiated transactions or a combination of such methods of sale, at fixed prices that may be changed, at prevailing market prices at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution." No representation is made that any Shares will or will not be offered for sale. The Shares are being offered for the accounts of the Selling Shareholders. It is not possible at the present time to determine the price to the public in any sale of the Shares by the Selling Shareholder and each Selling Shareholder reserves the right to accept or reject, in whole or in part, any proposed purchase of Shares. Accordingly, the public offering price and the amount of any applicable underwriting discounts and commissions will be determined at the time of such sale by each Selling Shareholder.


     None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Shareholders. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."


     The Common Stock of the Company is traded on the Nasdaq SmallCap Market under the symbol "POLY." The last sales price of the Company's Common Stock as reported by the Nasdaq SmallCap Market on December 29, 1997 was $1.375 per share.

                            ------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
               UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                THE DATE OF THIS PROSPECTUS IS DECEMBER 29, 1997

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following Regional Offices: Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding the Company. The address for such site is http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Common Stock is listed on the Nasdaq SmallCap Market and reports and other information concerning the Company may be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, the Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, the Company's Proxy Statement for the 1997 Annual Meeting of Shareholders filed pursuant to Rule 14a-6 of the Exchange Act, and the description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed on September 19, 1995, each as filed with the Commission, are hereby incorporated by reference in this Prospectus except as superseded or modified herein.


     All documents filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to the Chief Executive Officer at the Company's principal executive offices: 9985 Businesspark Ave., Suite A, San Diego, California 92131, telephone number (619) 549-5130.

                                  THE COMPANY

     Except for the historical information contained herein or incorporated by reference, this Prospectus (and the information incorporated herein by reference) contains forward-looking statements that involve certain risks and uncertainties. The Company's actual results could differ materially from those discussed herein or incorporated by reference. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the following section, those discussed elsewhere in this Prospectus, including the section herein entitled "Risk Factors," and those discussed in any other documents incorporated herein by reference.

     Planet Polymer Technologies, Inc. ("Planet" or the "Company") is a specialty chemical Company that designs, develops, manufactures and markets degradable and recycled polymer materials. The Company's proprietary polymer materials, which are marketed under the trademarks EnviroPlastic(R) and Aquadro(TM), can be used to produce film and injection molded products that serve as environmentally-compatible alternatives to conventional plastics.

     Planet emerged from the development stage as a result of its acquisition of Deltco of Wisconsin, Inc., a Wisconsin corporation ("Deltco"), effective January 1, 1996. Prior to this acquisition, substantially all of the Company's resources had been devoted to the development and commercialization of its seven Enviroplastic technologies and products.

     Deltco is a manufacturer and reprocessor of thermoplastic scrap resins located in Ashland, Wisconsin. The Company maintains Deltco as a wholly owned subsidiary, and uses its plant, equipment and other physical property in the manner in which it was used prior to the acquisition. The Company continues to focus on commercializing its Enviroplastic technologies and growing Deltco's manufacturing business.

     Since December 31, 1996, the Company has initiated various cost reduction programs resulting in reductions in the costs of outside services, international travel and personnel. With the completion of a private financing in September 1997, however, the Company expects that research and development expenses may increase significantly as the Company continues its efforts to commercialize its products and focus on Deltco's resins.

     During 1997, the Company expanded its existing patent portfolio with the issuance of a patent for the Company's Aquadro(TM) technology. In addition, a patent for EnviroPlastic(R) CRT, which was developed for Agrium, Inc., has been approved and is expected to be issued by the end of 1997.


     The Company was incorporated in California in 1991. The Company's principal executive offices are located at 9985 Businesspark Ave., Suite A, San Diego, California 92131 and its telephone number is (619) 549-5130. The lease for the Company's executive offices was renewed in July 1997 on substantially the same terms under which it was previously leased. Such lease will now expire in July 1999.

                                  RISK FACTORS

     An investment in the Shares being offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to other information contained in this Prospectus and in any other documents incorporated herein by reference in evaluating an investment in the shares of Common Stock offered hereby.


     History of Operating Losses. The Company's revenues to date have consisted primarily of revenues generated by Deltco and contract research and development revenues. The Company has incurred losses since inception. For the years ended December 31, 1995 and 1996, the Company had net losses of approximately $2.01 million and $2.83 million, respectively. As of September 30, 1997, the Company had an accumulated deficit of approximately $7.9 million. The Company's product shipments to date have related primarily to the Company's research and development efforts and customer pilot trials. Planet has generated minimal revenues from product sales. Due to lengthy customer evaluation and acceptance periods, the Company expects that negative cash flow from operations will continue and increase for the foreseeable future. The Company has not received significant commitments beyond the research, development and testing stage from any customer regarding purchases of the Company's products or technologies. Full-scale commercial use of any of the Company's products will require additional development and testing. There can be no assurance as to the timing of the commercial deployment of the Company's products or that the Company's products and technology will ever receive widespread market acceptance.


     Future Capital Needs. The Company's future capital requirements will depend on many factors, including the cost of manufacturing scale-up, the timing of market acceptance of the Company's products, competing technological and market developments and the costs involved in filing, prosecuting and enforcing patent claims. The Company anticipates that its existing resources will enable the Company to maintain its current and planned operations through at least the next twelve months. There can be no assurance that changes in the Company's plans or other events affecting the Company's operating expenses will not result in the expenditure of such resources before such time.

     The Company intends to seek additional funding through partnership arrangements or the extension of existing arrangements or through public or private equity or debt financing. There can be no assurance that additional financing will be available on acceptable terms, or at all. If the Company is required to sell equity to raise additional funds, the Company's existing shareholders may incur substantial dilution and any shares so issued may have rights, preferences and privileges superior to the rights, preferences and privileges of the Company's outstanding Common Stock. Insufficient funds may require the Company to delay, scale back or eliminate some or all of its activities or to obtain fund through arrangements with third parties that may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would otherwise seek to develop or commercialize itself.

     Uncertainty of Market Acceptance. The Company's success is dependent on the commercial acceptance of its technologies by the various industries targeted by the Company's products. Although the Company's products have undergone numerous product trials with customers, to date no customer has made a significant commitment to purchase any of the Company's products. There can be no certainty as to the amount of time required to achieve full-scale commercialization, and the commercialization process of any new product could take several years. There can be no assurance that any customer will adopt the Company's technology or that the Company's products will receive broad market acceptance as an economically acceptable alternative to conventional plastics. Broad market acceptance of the Company's products will depend upon the Company's ability to demonstrate to potential customers that its products can compete favorably with conventional plastic products. There can be no assurance that any of the Company's targeted markets will result in a significant commercial opportunity for the Company, that unforeseen problems will not develop with respect to the Company's technology or products or that the Company will be successful in completing the commercial implementation of its technology. A significant risk remains as to the timing of commercial implementation and the prospects of commercial success for the Company's technology and products. In addition, Planet will need to achieve further product cost reductions to compete successfully in the future. Although Planet intends to achieve such reductions through a combination of engineering and process improvements and economies of scale, there can be no assurance that Planet will achieve its cost objectives.

     Technological Uncertainty. The Company is developing an innovative approach to address the solid waste disposal concerns of many industries. There can be no assurance that unforeseen problems will not develop with respect to the Company's technology or products or that the Company will be successful in completing the development or the commercial implementation of its technology. In order to be successful, the Company must be able to provide its products with a price-value relationship that is competitive with alternative solutions. A significant risk remains as to the technological performance, the implementation schedule and the prospects of commercial success of the Company's technology and products.

     Limited Manufacturing Experience and Capability. Planet's facility in San Diego, California is a pilot production facility with limited manufacturing capability. Deltco's facility is in Ashland, Wisconsin. In the event that production at either facility were interrupted by fire, earthquakes, floods or other acts of God, regulatory actions or other causes, the Company would be unable to continue to develop and manufacture its products. Such an interruption would materially and adversely affect the Company's business and results of operations. To date the Company has manufactured and sold only small quantities of its EnviroPlastic(R) products for commercial use. Planet's San Diego facility is inadequate to handle higher commercial volume manufacturing, and in order to increase production capability Planet will need to either expand the production capabilities of Deltco or seek additional facilities, either of which would require significant expenditures and additional personnel. Although the Company plans to establish manufacturing relationships with contract manufacturers, no manufacturer has produced significant volumes of Planet's products to date. To be successful, the Company's products must be manufactured in commercial quantities at competitive costs. If the Company is unable to develop or contract for manufacturing capabilities on acceptable terms, the Company's competitive position and its ability to achieve profitability could be materially impaired.

     Reliance on Strategic Relationships. Planet's technologies are designed to serve multiple industries affected by the problem of solid waste disposal. An important part of the Company's strategy is to promote acceptance of its products through technology and product alliances with certain customers. The Company's dependence on these customers raises certain risks with respect to the future success of the Company and its business. The Company has focused its product development efforts by working in close collaboration with its customers. Certain of the Company's customers are concurrently engaged in similar development and testing programs with other companies involving competing products and technologies. The Company's success is dependent on the successful completion and commercial deployment of its products and on the future commitment of its customers to the Company's products and technology. There can be no assurance that the Company's collaboration with its customers will result in products that are accepted by its customers or widely accepted in the marketplace. In addition, the Company's reliance on collaborations with third parties may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would otherwise seek to develop or commercialize itself. For example, pursuant to the Company's Technology Development and License Agreement with Cominco Fertilizers Ltd. (now named "Agrium Inc.") (the "Agrium Agreement"), Agrium Inc. has certain rights to the Company's technologies, including the Company's patent application for Enviroplastic CRT that was allowed in 1997. In addition, the Agrium Agreement places certain limitations on the Company with respect to the use of its technologies in certain areas of business. There can be no assurance that the Company will not enter into similar collaborations in the future.

     Management of Growth. Future Company growth may challenge the Company's management, operational and financial resources. The Company may experience problems associated with the design, engineering and manufacturing scale-up of its products. The Company's ability to manage growth effectively will require it to continue to implement and improve its management, operational and financial systems and to expand, train and manage its employees.

     Management of growth is especially challenging for a Company with a short operating history and limited financial resources, and the failure to effectively manage growth could have a material adverse effect on the Company's results of operations. In addition, Planet has no experience in the operation of a large-scale production facility and there can be no assurance that the Company will not encounter unforeseen difficulties in the operation of a production facility that would adversely affect the Company's results of operations in future periods. Failure to upgrade operating and financial control systems or difficulties encountered during such upgrades could adversely affect the Company's business and results of operations. Although the Company believes that its systems and controls are adequate to address its current needs, there can be no assurance that such systems and controls will be adequate to address future changes in the Company's business.

     Competition. The primary source of competition for the Company's products currently comes from suppliers of conventional non-degradable plastic products. The use of non-degradable products and the current methods of solid waste disposal are well-established and accepted by both consumers and the industry, many of whom may be indifferent to the benefits offered by the Company's products. Many of the Company's competitors who provide these non-degradable products have significantly greater financial, technical and human resources than the Company. Changes in political and consumer emphasis on environmental factors in waste disposal could significantly harm the Company's competitive position relative to these established solutions with respect to certain of the Company's products whose principal advantage is degradability. Such changes may be imminent in light of the current political climate, the unlikelihood of increased environmental regulation and the possibility of a reduction in environmental regulation. In addition, the Company is subject to competition from other specialty chemical companies offering alternative solutions to solid waste disposal problems. There can be no assurance that the Company's competitors will not succeed in developing products or technologies that are more effective than any which have been or are being developed by the Company or which would render the Company's technology and products obsolete and noncompetitive. Many of the Company's potential competitors have substantially greater financial, technical and human resources than the Company. Accordingly, the Company's competitors may succeed in obtaining market acceptance for products more rapidly than the Company. Furthermore, if the Company obtains market acceptance of its products, it will also be competing with respect to volume manufacturing efficiency and marketing capabilities, areas in which the Company has limited or no experience.

     Dependence on Key Personnel. The Company's success depends to a significant extent upon the continued service of Robert J. Petcavich, the Company's Chairman, Chief Executive Officer and President, and the loss of such key executive could have a material adverse effect on the Company's business or results of operations. The Company is also dependent on other key personnel, and on its ability to continue to attract, retain and motivate highly skilled personnel. The competition for such employees is intense, and there can be no assurance that the Company will be successful in attracting, retaining or motivating key personnel. The Company does maintain "key-man" life insurance policies with respect to such persons to compensate the Company in the event of their deaths.

     Uncertainty of Protection of Patents and Proprietary Rights. The Company relies on a combination of patent and trade secret protection, non-disclosure agreements and licensing arrangements to establish and protect its proprietary rights. The Company has filed and intends to file applications as appropriate for patents covering its products. There can be no assurance that patents will issue from any of the pending applications or, if patents do issue, that claims allowed will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that any issued patents will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection to the Company. Since U.S. patent applications are maintained in secrecy until patents issue, and since publication of inventions in the technical or patent literature tend to lag behind such inventions by several months, Planet cannot be certain that it was the first creator of inventions covered by its issued patents or pending patent applications or that it was the first to file patent applications for such inventions. Despite the Company's efforts to safeguard and maintain its proprietary rights, there can be no assurance that the Company will be successful in doing so or that the Company's competitors will not independently develop or patent technologies that are substantially equivalent or superior to the Company's technologies.


     Continued Quotation On The Nasdaq SmallCap Market. The Company's Common Stock is quoted on the Nasdaq SmallCap Market. The Nasdaq Marketplace Rules currently provide that, in order to remain eligible for continued inclusion on the Nasdaq SmallCap Market, a security must: (i) have a minimum bid price of $1.00; (ii) have a public float of at least 500,000 shares having an aggregate market value of at least $1,000,000; (iii) have two market makers;
(iv) have 300 round lot holders; (v) be issued by an issuer with (A) at least $2,000,000 in net tangible assets, (B) a market capitalization of at least $35,000,000 or (C) net income of at least $500,000 in either its latest fiscal year or any two of its last three fiscal years; and (vi) be issued by an issuer that complies with certain enumerated corporate governance requirements. No assurance can be given that the Company will continue to be able to satisfy the criteria for continued listing on the Nasdaq SmallCap Market. Failure to meet the maintenance criteria in the future may result in the Company's Common Stock not being eligible for quotation. In such event, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Shares.



     If the Company's Common Stock is delisted from the Nasdaq SmallCap Market, trading, if any, in the Company's Common Stock would thereafter have to be conducted in the over-the-counter market in the so-called "pink sheets" or, if then available, Nasdaq's OTC Bulletin Board. As a result, an investor would find it more difficult to dispose of, and to obtain accurate quotations as to the value of, the Shares.



     Penny Stock Regulations. If the Company's Common Stock is delisted from the Nasdaq SmallCap Market and the trading price of the Company's Common Stock is less than $5.00 per share, trading in the Company's Common Stock would also be subject to the requirements of Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under such rule, broker/dealers who recommend such low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally, according to recent regulations adopted by the Commission, any equity security not traded on an exchange or quoted on Nasdaq that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. Such requirements could severely limit the market liquidity of the Company's Common Stock and the ability purchasers of the Shares to sell the Shares in the secondary market. There can be no assurance that the Company's Common Stock will not be delisted from the Nasdaq SmallCap Market or treated as a penny stock.



     Shares Eligible for Future Sale. Sales of substantial amounts of the Company's Common Stock in the public market or the prospect of such sales by existing shareholders and warrantholders could materially adversely affect the market price of the Company's Common Stock. As of December 29, 1997 the Company had outstanding 5,771,269 shares of Common Stock (assuming the conversion of all outstanding shares of Preferred Stock into shares of Common Stock). Virtually all of the Company's outstanding shares of Common Stock are either registered and therefore freely tradable or may be transferred pursuant to Rule 144(k) under the Securities Act, unless held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The Company has also filed a Registration Statement on Form S-8 under the Securities Act covering 500,000 shares of Common Stock reserved for issuance under its 1995 Stock Plan. Upon issuance, shares registered under such Registration Statement will be, subject to Rule 144 volume limitations applicable to affiliates of the Company, available for sale in the open market.


     Availability of Raw Materials. Although certain raw materials used in Planet's products are available from several sources, should supply problems arise, the inability of the Company to develop alternative sources of supply quickly and on a cost-effective basis could materially impair the Company's ability to manufacture and deliver its products. In addition, Deltco purchases the majority of its scrap resins from 3M. Should demand for Planet's products substantially exceed current expectations, or if supply problems should arise with current vendors, there can be no assurance that the Company would be able to obtain sufficient quantities of raw materials from its current sources, or that alternate sources could be found without disrupting the manufacturing process.

     Government Regulation. Certain end products into which the Company's products are expected to be incorporated are subject to extensive government regulation in the United States by federal, state and local agencies including the EPA and the Food and Drug Administration (the "FDA"). Similar regulatory agencies exist worldwide. The Company's customers who incorporate the Company's products into consumer products will bear primary responsibility for obtaining any required regulatory approvals. The process of obtaining and maintaining FDA and any other required regulatory approvals for products is lengthy, expensive and uncertain, and regulatory authorities may delay or prevent product introductions or require additional tests prior to introduction. There can be no assurance that changes in existing regulations or the adoption of new regulations will not occur, which could prevent the Company or its customers from obtaining approval (or delay the approval of) various products or could adversely affect market demand for the Company's products.

     Product Liability. Product liability claims may be asserted against the Company in the event that the use of the Company's products or products which incorporate the Company's products are alleged to have caused injury or other adverse effects, and such claims may involve large amounts of alleged damages and significant defense costs. The Company does not maintain product liability insurance. If the Company does obtain product liability insurance in the future, there can be no assurance that the liability limits or the scope of the Company's insurance policy would be adequate to protect against such potential claims. Additionally, the Company may not be able to obtain product liability insurance. Whether or not the Company obtains such insurance, a successful claim against the Company could have a material adverse effect on the Company. In addition, the Company's business reputation could be adversely affected by product liability claims, regardless of their merit or eventual outcome.


     Absence of Dividends. The Company has not paid any cash dividends on its Common Stock since its inception and does not anticipate paying cash dividends in the foreseeable future.



     Dilution. Purchasers of the Shares offered hereby will experience immediate and substantial dilution of $0.825 per share (at an assumed purchase price of $1.375 per share, based on the last sales price of the Company's Common Stock as reported by the Nasdaq SmallCap market on December 29, 1997) in the net tangible book value per share of the Common Stock as of September 30, 1997. Such purchasers may incur additional dilution to the extent outstanding warrants or options are exercised.

                              SELLING SHAREHOLDERS


     The following table sets forth the names of each of the Selling Shareholders, the number of shares of Common Stock beneficially owned by such Selling Shareholders as of December 29, 1997 and the number of shares of Common Stock which may be offered by each of them pursuant to this Prospectus. This information is based upon information provided by each respective Selling Shareholder. Because the Selling Shareholders may offer all, some or none of their respective Shares, no definitive estimate can be provided as to the number of shares or percentage of outstanding Common Stock that will be held by the Selling Shareholders after such offering.


     Each Selling Shareholder represented in the respective agreement under which he, she or it acquired the Shares (the "Purchase Agreements") that he, she or it was acquiring the Shares for investment and not with a view to, or for a sale in connection with, any distributions within the meaning of the Securities Act. The Purchasers may require the Company, under certain circumstances, to register the Shares. Accordingly, the Company has filed with the Commission a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to, among other things, the resale of the Shares from time to time on the Nasdaq SmallCap Market, in privately negotiated transactions or a combination of such methods of sale, at fixed prices that may be changed, at prevailing market prices at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the earlier to occur of (i) five years from the date on which the Registration Statement becomes effective, (ii) all Shares offered hereby have been sold pursuant thereto or (iii) until such Shares are no longer, by reason of Rule 144 under the Securities Act or any other rule of similar effect, required to be registered for the sale thereof by the Selling Shareholders.


                                        SHARES BENEFICIALLY                          SHARES BENEFICIALLY
                                               OWNED                                     OWNED AFTER
                                        BEFORE OFFERING(1)          NUMBER OF           OFFERING(1)(3)
                                      -----------------------        SHARES         ----------------------
       SELLING SHAREHOLDER             NUMBER     PERCENT (2)     BEING OFFERED     NUMBER     PERCENT (2)
----------------------------------    --------    -----------     -------------     -------    -----------
Special Situations Private Equity
  Fund, L.P.(4)...................     882,337      14.36%           882,337              0         0
AM-RE Services, Inc.(5)...........      35,716           *             7,937         27,779         *
Harold H. LeVay(5)................       3,572           *             3,572              0         0
Michael J. Porter(5)..............       3,571           *             3,571              0         0
Zeldon E. Rose(5).................         793           *               793              0         0


---------------

 *  Less than 1%

(1) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of the Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.


(2) Percentage ownership is based on: (i) 5,771,269 shares of Common Stock outstanding as of December 29, 1997, assuming conversion of all outstanding shares of Series A Convertible Preferred Stock into Common Stock. The percentages shown for each Selling Shareholder include shares of Common Stock that such Selling Shareholder has the right to acquire pursuant to the exercise of warrants held by such Selling Shareholder.


(3) Assumes the sale of all Shares offered hereby, should each respective Selling Shareholder elect to do so.


(4) Includes (i) 500,000 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock and (ii) 375,000 shares of Common Stock issuable upon exercise of a warrant to purchase Common Stock.


(5) Represents shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.

                              PLAN OF DISTRIBUTION

     The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale of the Shares. The Company has been advised that the Selling Shareholders may sell the Shares from time to time in transactions on the Nasdaq SmallCap Market, in privately negotiated transactions or a combination of such methods of sale, at fixed prices that may be changed, at prevailing market prices at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Shares for whom such brokerdealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders and any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any discount, commission or concession received by such persons and any profit on any resale of the Shares as principal might be deemed to be an underwriting discounts or commissions under the Securities Act.

     In order to comply with the securities laws of certain states, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Common Stock may not be sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     All costs associated with the registration of the Shares being offered hereunder will be paid by the Company. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

     There can be no assurance that the Selling Shareholders will sell all or any of the shares of Common Stock offered hereunder.

                                 LEGAL MATTERS

     The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, San Diego, California.

                                    EXPERTS

     The consolidated financial statements of Planet Polymer Technologies, Inc. at December 31, 1996 and for each of the two years in the period ended December 31, 1996 incorporated herein by reference and included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report dated April 8, 1997, accompanying such financial statements, and incorporated herein by reference. The financial statements referred to above have been so incorporated in reliance upon the report of such firm, which report is given upon their authority as experts in accounting and auditing.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The Company's Bylaws provide that the Company will indemnify its directors and executive officers, and may indemnify its other officers, employees and other agents, to the fullest extent not prohibited by California law. The Company is also empowered under its Articles of Incorporation (the "Articles") and Bylaws to enter into indemnification agreements with its directors, officers, employees and other agents and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and executive officers.

     In addition, the Company's Articles provide that, to the fullest extent permitted by California law, the Company's directors will not be liable for monetary damages for breach of the director's fiduciary duty of care to the Company and its shareholders. This provision in the Articles does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under California law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct or knowing or culpable violations of law that the director believes to be contrary to the best interests of the Company or its shareholders, for acts or omissions involving a reckless disregard for the director's duty to the Company or its shareholders, or an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, for improper transactions between the director and the Company or for improper distributions to shareholders and loans to directors and officers, or for acts or omissions by the director as an officer. This provision also does not affect a director's responsibilities under any other laws, such as federal securities laws or state or federal environmental laws.

     Insofar as indemnification by the Company for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions referenced above or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees and expenses payable by the Company in connection with the sale of the shares of Common Stock being registered. All amounts shown are estimates except for the SEC registration fee.

            SEC Registration Fee.......................................  $   624
            Legal Fees and expenses....................................  $ 5,000
            Blue sky qualification fees and expenses...................  $ 1,000
            Accounting fees and expenses...............................  $ 3,000
            Printing and engraving.....................................  $   500
            Miscellaneous..............................................  $ 1,376
                                                                         -------
                      Total............................................  $11,500
                                                                         =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Bylaws provide that the Company will indemnify its directors and executive officers, and may indemnify its other officers, employees and other agents, to the fullest extent not prohibited by California law. The Company is also empowered under its Articles of Incorporation (the "Articles") and Bylaws to enter into indemnification agreements with its directors, officers, employees and other agents and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and executive officers.

     In addition, the Company's Articles provide that, to the fullest extent permitted by California law, the Company's directors will not be liable for monetary damages for breach of the director's fiduciary duty of care to the Company and its shareholders. This provision in the Articles does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under California law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct or knowing or culpable violations of law that the director believes to be contrary to the best interests of the Company or its shareholders, for acts or omissions involving a reckless disregard for the director's duty to the Company or its shareholders, or an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, for improper transactions between the director and the Company or for improper distributions to shareholders and loans to directors and officers, or for acts or omissions by the director as an officer. This provision also does not affect a director's responsibilities under any other laws, such as federal securities laws or state or federal environmental laws.

     There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

ITEM 16. EXHIBITS.


        EXHIBIT
        NUMBER                                DESCRIPTION OF DOCUMENT
        ------         ----------------------------------------------------------------------
          3.1 (1)      Restated Articles of Incorporation of the Registrant.
          3.2 (1)      Restated Bylaws of the Registrant.
          3.3 *        Amended and Restated Certificate of Determination of Preferences of
                       Series A Convertible Preferred Stock.
          4.1          Reference is made to Exhibits 3.1, 3.2 and 3.3.
          4.2 (1)      Form of warrant issued to Underwriters.
          4.3 (1)      Form of Class B Warrant, with related schedule of warrantholders.
          4.4 (1)      Warrant issued to Reynolds Kendrick Stratton.
          4.5 (1)      Form of warrant issued to advisors, with related schedule of warrantholders.
          4.6 (1)      Specimen Stock Certificate.
          4.7 (2)      Non-statutory Stock Options granted in September 1994 to Dr. Petcavich and Messrs. Wright and To.
          4.8 (1)      Warrant issued to Am-Re Services, Inc.
          5.1 *        Opinion of Cooley Godward LLP.
         10.1 (1)      Form of Indemnity Agreement entered into between the Registrant and each of its executive officers and directors.
         10.2 (1)      Registrant's 1995 Stock Option Plan (the "Option Plan").
         10.3 (1)      Form of Incentive Stock Option Grant under the Option Plan.
         10.4 (1)      Form of Non-statutory Stock Option Grant under the Option Plan.
         10.5 (1)      Standard Industrial Gross Lease, dated June 1, 1992, between the
                       Registrant and The Trustees Under the Will and of the Estate of James
                       Campbell, Deceased, as amended August 13, 1992 and May 3, 1994.
         10.6 (1)      Agreement to Assign Proprietary Rights between the Registrant and Dr.
                       Robert J. Petcavich.
         10.7 (1)      Form of Confidential Information Agreement entered into between the
                       Registrant and its employees.
         10.8 (3)      Purchase and Sale Agreement dated as of January 1, 1996, by and among the Registrant, Deltco of Wisconsin, Inc., and Jack G. Martinsen.
         10.9 (4)      Executive Employment Agreement dated January 1, 1996, between the
                       Registrant and Robert J. Petcavich.
         10.10(4)      Consulting Services Agreement dated January 1, 1996 between the
                       Registrant and Tarrenz, Inc.
         10.11(5)(6)   Technology Development and License Agreement, dated January 30, 1995, between the Company and Cominco Fertilizers, Ltd.
         10.12(5)      Fourth Amendment to Lease, dated August 1, 1997 between the Company and Trustees Under the Will and of the Estate of James Campbell.
         10.13*        Securities Purchase Agreement, dated as of September 19, 1997, between the Registrant and Special Situations Private Equity Fund, L.P.
         10.14*        Warrant to Purchase Common Stock, dated September 24, 1997, issued by the Registrant to Special Situations Private Equity Fund, L.P.
         23.1          Consent of Coopers & Lybrand L.L.P.
         23.2 *        Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
         24.1 *        Power of Attorney. Reference is made to page II-3.


---------------


 *  Previously filed as an exhibit to this Registration Statement.



(1) Previously filed as an exhibit to the Registration Statement on Form SB-2, as amended (No. 33-91984 LA) and incorporated herein by reference.



(2) Previously filed as an exhibit to the Registration Statement on Form S-8 (No. 333-1042) filed on February 5, 1996 and incorporated herein by reference.

(3) Previously filed as an exhibit to the current report on Form 8K filed on January 11, 1996, as amended by the current report on Form 8-K/A (Amendment No. 1) filed by the Company on March 15, 1996 and incorporated herein by reference.



(4) Previously filed as an Exhibit to Registrant's Annual Report on Form 10-KSB filed for the fiscal ended December 31, 1995 and incorporated herein by reference.



(5) Previously filed as an Exhibit to Registrant's Quarterly Report on Form 10-QSB for quarter ended June 30, 1997 and incorporated herein by reference.



(6) Confidential treatment has been granted with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.


ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          PROVIDED, HOWEVER, that subparagraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 15 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 30th day of December, 1997.


                                          PLANET POLYMER TECHNOLOGIES, INC.

                                          By:    /s/ ROBERT J. PETCAVICH
                                            ------------------------------------
                                                    Robert J. Petcavich
                                             President, Chief Executive Officer
                                                             and
                                                   Chairman of the Board


     Pursuant to the requirements of the Securities Exchange Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.



                  SIGNATURE                                TITLE                     DATE
---------------------------------------------   ---------------------------   -------------------

           /s/ ROBERT J. PETCAVICH              President, Chief Executive      December 30, 1997
---------------------------------------------    Officer, Chairman of the
             Robert J. Petcavich                    Board and Director
                                                   (Principal Executive
                                                         Officer)
                                                 (Principal Financial and
                                                    Accounting Officer)

                      *                                  Director               December 30, 1997
---------------------------------------------
             Michael M. Coleman

                      *                                  Director               December 30, 1997
---------------------------------------------
             Thomas M. Connelly

                      *                                  Director               December 30, 1997
---------------------------------------------
                 H.M. Busby

        *By: /s/ ROBERT J. PETCAVICH
---------------------------------------------
             Robert J. Petcavich
              Attorney-In-Fact

                               INDEX TO EXHIBITS


                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                               DESCRIPTION OF DOCUMENT                            PAGES
------         --------------------------------------------------------------------  ------------
  3.1 (1)      Restated Articles of Incorporation of the Registrant................
  3.2 (1)      Restated Bylaws of the Registrant...................................
  3.3 *        Amended and Restated Certificate of Determination of Preferences of
               Series A Convertible Preferred Stock................................
  4.1          Reference is made to Exhibits 3.1, 3.2 and 3.3......................
  4.2 (1)      Form of warrant issued to Underwriters..............................
  4.3 (1)      Form of Class B Warrant, with related schedule of warrantholders....
  4.4 (1)      Warrant issued to Reynolds Kendrick Stratton........................
  4.5 (1)      Form of warrant issued to advisors, with related schedule of warrantholders......................................................
  4.6 (1)      Specimen Stock Certificate..........................................
  4.7 (2)      Non-statutory Stock Options granted in September 1994 to Dr.
               Petcavich and Messrs. Wright and To.................................
  4.8 (1)      Warrant issued to Am-Re Services, Inc...............................
  5.1 *        Opinion of Cooley Godward LLP.......................................
 10.1 (1)      Form of Indemnity Agreement entered into between the Registrant and each of its executive officers and directors........................
 10.2 (1)      Registrant's 1995 Stock Option Plan (the "Option Plan").............
 10.3 (1)      Form of Incentive Stock Option Grant under the Option Plan..........
 10.4 (1)      Form of Non-statutory Stock Option Grant under the Option Plan......
 10.5 (1)      Standard Industrial Gross Lease, dated June 1, 1992, between the
               Registrant and The Trustees Under the Will and of the Estate of
               James Campbell, Deceased, as amended August 13, 1992 and May 3,
               1994................................................................
 10.6 (1)      Agreement to Assign Proprietary Rights between the Registrant and
               Dr. Robert J. Petcavich.............................................
 10.7 (1)      Form of Confidential Information Agreement entered into between the
               Registrant and its employees........................................
 10.8 (3)      Purchase and Sale Agreement dated as of January 1, 1996, by and among the Registrant, Deltco of Wisconsin, Inc., and Jack G.
               Martinsen...........................................................
 10.9 (4)      Executive Employment Agreement dated January 1, 1996, between the
               Registrant and Robert J. Petcavich..................................
 10.10(4)      Consulting Services Agreement dated January 1, 1996 between the
               Registrant and Tarrenz, Inc.........................................
 10.11(5)(6)   Technology Development and License Agreement, dated January 30,
               1995, between the Company and Cominco Fertilizers, Ltd..............
 10.12(5)      Fourth Amendment to Lease, dated August 1, 1997 between the Company and Trustees Under the Will and of the Estate of James Campbell.....
 10.13*        Securities Purchase Agreement, dated as of September 19, 1997, between the Registrant and Special Situations Private Equity Fund,
               L.P.................................................................
 10.14*        Warrant to Purchase Common Stock, dated September 24, 1997, issued by the Registrant to Special Situations Private Equity Fund, L.P....
 23.1          Consent of Coopers & Lybrand L.L.P..................................
 23.2 *        Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.....
 24.1 *        Power of Attorney. Reference is made to page II-3...................


---------------


 *  Previously filed as an exhibit to this Registration Statement.



(1) Previously filed as an exhibit to the Registration Statement on Form SB-2, as amended (No. 33-91984 LA) and incorporated herein by reference.

(2) Previously filed as an exhibit to the Registration Statement on Form S-8 (No. 333-1042) filed on February 5, 1996 and incorporated herein by reference.



(3) Previously filed as an exhibit to the current report on Form 8K filed on January 11, 1996, as amended by the current report on Form 8-K/A (Amendment No. 1) filed by the Company on March 15, 1996 and incorporated herein by reference.



(4) Previously filed as an Exhibit to Registrant's Annual Report on Form 10-KSB filed for the fiscal ended December 31, 1995 and incorporated herein by reference.



(5) Previously filed as an Exhibit to Registrant's Quarterly Report on Form 10-QSB for quarter ended June 30, 1997 and incorporated herein by reference.



(6) Confidential treatment has been granted with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.